EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

2026 Budget

On September 23, 2025, the Parliament approved the State Budget for 2026 (the “2026 Budget”). The 2026 Budget sets a revenue target of Rp3,153.6 trillion, comprising tax revenues of Rp2,693.7 trillion, non-tax revenues of Rp459.2 trillion and grants of Rp0.7 trillion. The revenue target represents an increase of approximately 7.3% from the 2025 Budget revenue target of Rp2,937.9 trillion.

Expenditures under the 2026 Budget are targeted at Rp3,842.7 trillion, comprising Government expenditures of Rp3,149.7 trillion (including Rp1,510.6 trillion for ministries and agencies and Rp1,639.2 trillion for non-ministerial expenditures) and transfers to regions and villages of Rp693.0 trillion. The expenditure target represents an increase of approximately 11.1% from the 2025 State Budget expenditure target of Rp3,457.8 trillion.

The 2026 Budget sets a primary balance deficit target of Rp89.7 trillion and a budget deficit target of Rp689.2 trillion (or 2.7% of GDP). The budget deficit target represents an increase of approximately 32.5% from the 2025 Budget deficit target of Rp519.9 trillion (or 2.1% of GDP).

The 2026 Budget sets a financing need of Rp689.15 trillion to cover the budget deficit.

The key macroeconomic assumptions underlying the 2026 Budget are as follows:

•	an economic growth rate of 5.4%;

•	an inflation rate of 2.5%;

•	an exchange rate of Rp16,500 to U.S.$1.00;

•	an average Government 10-year bond rate of 6.9%;

•	an ICP of U.S.$70 per barrel;

•	oil production by the Republic of 610 thousand barrels of oil per day; and

•	gas production by the Republic of 904 thousand barrels of oil equivalent of gas per day.

The philosophy underlying the 2026 Budget is centered on accelerating inclusive and sustainable economic growth while maintaining fiscal prudence, in alignment with the “Asta Cita” principles of the administration of President Prabowo Subianto, as described under “Republic of Indonesia — Government and Political Developments—Asta Cita” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024. This framework guides the budget’s design to foster job creation, reduce inequality, and support long-term national resilience.

The 2026 Budget sets out expenditure for several priority sectors: Rp164.7 trillion for food security, Rp402.4 trillion for energy security, Rp335.0 trillion for the Free Nutritious Meals Program, Rp769.1 trillion for education, Rp244.0 trillion for health, Rp181.8 trillion for village development, cooperatives, and MSMEs, and Rp425.0 trillion for defense, order and security, and law enforcement. The principal priorities for budget allocation in 2026 include significant investments in human capital and social welfare, as reflected in the Free Nutritious Meals Program aimed at combating stunting and improving child nutrition, as well as funding for school renovations and health facilities, which are included in the education and health budgets, respectively. The 2026 Budget also aims to accelerate investment and trade by, among other measures, strengthening Danantara’s role in accelerating productive investment, and investment in the Government’s affordable housing program, water security, and waste management. Other key areas encompass infrastructure development to enhance connectivity and regional equity, downstreaming of natural resources to boost value-added industries, social protection programs to alleviate poverty, support for small and medium enterprises, and initiatives in education, health, and green economy transitions to align with sustainable growth objectives.

Free Trade Agreement between Indonesia and the European Union

On September 23, 2025, the Republic and the European Union concluded negotiations on a free trade agreement known as the Comprehensive Economic Partnership Agreement (the “CEPA”), and a parallel investment protection agreement known as the EU-Indonesia Investment Protection Agreement (the “IPA”). The CEPA is intended to eliminate tariffs on more than 98% of tariff lines and nearly 100% of trade value, to be liberalized over time. It is also intended to establish modern, comprehensive rules covering, among others, goods, services and investment, digital trade, government procurement, intellectual property, subsidies and state-owned enterprises, trade and sustainable development, and dispute settlement with institutional cooperation. The IPA is intended to provide modern and rules-based investor protections, including safeguards against unlawful expropriation, non-discrimination, and fair and equitable treatment, while affirming each side’s right to regulate for legitimate public policy objectives.

Policy Synergy between Bank Indonesia and Ministry of Finance

On September 4, 2025, the Ministry of Finance and Bank Indonesia announced the strengthening of policy coordination to support the Government’s Asta Cita programs in promoting a “people-centered” economy, and specifically an agreement on interest cost sharing for the Government’s affordable housing programs and Koperasi Desa Merah Putih, or Cooperatives, that are described in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Specifically, the corresponding budget allocations may be placed with government agencies and domestic financial institutions to support lending schemes under these programs. After accounting for returns on such placements, the remaining interest costs on government securities (Surat Berharga Negara, or SBN) are shared equally between the Ministry of Finance and Bank Indonesia. Bank Indonesia provides its share in the form of additional interest credited to Government accounts maintained at Bank Indonesia, consistent with its State Treasury function under the Bank Indonesia Act. This arrangement, effective in 2025 and continuing until such period as has been agreed between the Government and Bank Indonesia, is implemented in accordance with prudent fiscal and monetary policy principles aimed at maintaining market discipline and safeguarding financial-system integrity.

In addition to the interest-sharing mechanism, Bank Indonesia has also resumed the purchase of SBN in the secondary market, with purchases amounting to approximately Rp217.1 trillion as of September 16, 2025. These purchases, which include debt-switching operations, reflect Bank Indonesia’s expansionary monetary policy stance.

Establishment of AMTN Program

The Republic of Indonesia established an Australian Dollar Medium-Term Note (“AMTN”) program in July 2025 and completed the first drawdown that raised AUD800 million across two tranches in August 2025. By tapping into the Australian dollar market, the Government aims to broaden its investor base, enhance its presence in global capital markets, and reduce reliance on any single currency or investor group to strengthen fiscal resilience and manage refinancing risks more effectively. The Government regards the AMTN program as an important milestone in Indonesia’s ongoing efforts to optimize its sovereign debt portfolio, promote financial innovation, and reinforce the country’s standing in the international financial community.

United States Tariffs

On July 15, 2025, the U.S. Government and the Republic announced a trade agreement under which the U.S. would impose a 19% tariff on Indonesian imports. Meanwhile, Indonesia would eliminate tariff on substantially all U.S. imports and reduce key non-tariff barriers for U.S. industrial and agricultural exports, including relaxing local content requirements for certain industrial products, strengthening rules of origin, and improving labor standards. The agreement also envisions finalizing commitments on digital trade, services, and investment, and enhancing cooperation to bolster supply-chain resilience.

On August 26, 2025, the U.S. agreed in principle to exempt Indonesian exports of cocoa, palm oil and rubber from the 19% tariff. The scope of such exemption, including the specific tariff lines, any quota or tariff-rate quota conditions, and timing, are under negotiation.

To date, the U.S. and Indonesia have been discussing the trade agreement’s implementation issues, such as rules of origin, digital trade commitments, and enforcement mechanisms.

Economic Stimulus Package Launched in September 2025

In September 2025, the Government launched an economic stimulus package, also known as the “8+4+5 program”. The stimulus package groups measures into eight acceleration programs for 2025, four continuation programs for 2026, and five job-creation programs.

The eight acceleration programs for 2025 comprise: (1) national internship program for 20,000 recent university graduates, launching in mid-October 2025, with a monthly stipend for each graduate equal to the minimum wage of the relevant province; (2) expansion of personal income tax relief to workers in the tourism, hotel, restaurant, and café sectors, whose monthly earnings are below Rp10 million, from October through December 2025; (3) food assistance for 18.3 million beneficiary families, providing 10 kilograms of rice per month to each beneficiary household; (4) a 50% subsidy on social security contributions for work accident and death insurance for informal workers, such as online motorcycle taxi drivers, couriers, and logistics personnel; (5) lower interest rates and enhanced benefits (such as more financing options and easier eligibility) for housing loans facilitated through the Employment Social Security Agency (BPJS Ketenagakerjaan); (6) a targeted “cash-for-work” (padat karya) initiative designed to create approximately 600,000 temporary jobs in labor-intensive infrastructure projects such as road repairs, flood control, and community facilities; (7) accelerating deregulation and licensing reforms to simplify and expedite the process of obtaining business permits through the Online Single Submission (OSS) system; and (8) pilot projects for new economic models, aimed at testing innovative economic frameworks to boost job creation and urban development, which involve launching pilot urban hubs to support the gig economy by providing dedicated platforms, infrastructure, and services for flexible workers (e.g., ride-hailing drivers and freelancers).

Four continuation programs are designed to extend the duration or beneficiary scope of certain benefits already in place or to be delivered under the 2025 programs: (1) the extension of a 0.5% income tax rate for MSMEs, which is already in place, through 2029; (2) continued income tax relief for low-income workers in the tourism, hotel, restaurant, and café sectors; (3) continued personal income tax relief for workers in labor-intensive industries such as textiles, footwear, garments, furniture, and leather goods; and (4) extending the 50% subsidy for work accident and death insurance to farmers, traders, fishermen, construction laborers, and domestic workers.

The five job-creation programs comprise: (1) the development of Merah Putih Village Cooperatives, which are community-owned businesses designed to support local enterprises and jobs (“Merah Putih” refers to Indonesia’s national colors); (2) the Merah Putih Fishing Village program to strengthen coastal livelihoods, facilities, and local fisheries value chains; (3) revitalization of fish and shrimp farms on the northern coast of Java to raise productivity and farmers’ incomes; (4) modernization of fishing vessels to improve safety, efficiency, and catch quality; and (5) the People’s Plantations program to support smallholder plantations, expand rural employment, and increase incomes.

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024P	2025P
National account and prices:
Real GDP growth (period-on-period)	(2.1)%	3.7%	5.3%	5.1%	5.0%	5.0%
Per capita GDP (in millions of Rupiah)	56.9	62.2	71.0	75.0	78.6	N/A
Per capita GDP (in U.S. dollars)(1)	3,912	4,350	4,784	4,856	4,960	N/A
Inflation rate (year-on-year change in CPI)	1.7%	1.9%	5.5%	2.6%	1.6%	2.7	%(2)
External sector:
Current account (% of GDP)	(0.4)%	0.3%	1.0%	(0.1)%	0.6%	(0.5)%
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(6.1)%	(4.6)%	(2.4)%	(1.6)%	(2.3)%	(0.81)%
External debt of the central Government (in trillions of Rupiah)	2,041.0	2,077.8	2,302.7	2,346.0	2,525.1	2,583.1
Debt service ratio (% of Government revenue)	47.3%	45.0%	34.5%	38.5%	42.9%	56.5%

Sources:  Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,556 per U.S. dollar for 2020, Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022, Rp15,439 per U.S. dollar for 2023 and Rp15,849 per U.S. dollar for 2024. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)	As of September 2025.

Economy and Gross Domestic Product

Principal Sectors of the Economy

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Six Months Ended June 30,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	196,294	1.8	202,769	1.7
Non-Coal, Oil and Gas Manufacturing Industries	1,848,460	17.1	1,998,029	17.2

Total Manufacturing Industry	2,044,754	18.9	2,200,798	19.0
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	1,414,814	13.1	1,523,339	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,049,593	9.7	1,197,470	10.3
Forestry and Logging	62,778	0.6	61,763	0.5
Fishery	264,047	2.4	280,615	2.4

Total Agriculture, Forestry, and Fishery	1,376,418	12.7	1,539,848	13.3
Mining and Quarrying
Oil, Gas and Geothermal Mining	263,159	2.4	261,471	2.3
Coal and Lignite Mining	403,846	3.7	406,686	3.5
Metal Ore	165,502	1.5	195,393	1.7
Other Mining and Quarrying	147,271	1.4	156,577	1.3

Total Mining and Quarrying	979,778	9.1	1,020,126	8.8
Construction	1,074,540	9.9	1,121,063	9.7
Government Administration, Defence Compulsory Social Security	357,066	3.3	381,620	3.3
Information and Communication	472,726	4.4	512,250	4.4
Transportation and Warehousing	659,051	6.1	713,913	6.1
Financial and Insurance Service	462,835	4.3	487,873	4.2
Education Service	305,224	2.8	321,561	2.8
Other*	1,223,910	11.3	1,312,568	11.3

Gross Value Added at Basic Prices	10,371,115	95.8	11,134,957	95.9
Taxes less Subsidies on Products	454,051	4.2	477,978	4.1

Total GDP	10,825,165	100.0	11,612,936	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Six Months Ended June 30,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	106,069	1.7	113,384	1.7
Non-Coal, Oil and Gas Manufacturing Industries	1,173,017	18.5	1,231,156	18.5

Total Manufacturing Industry	1,279,086	20.2	1,344,539	20.2
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	826,351	13.0	869,341	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	560,704	8.8	599,291	9.0
Forestry and Logging	30,486	0.5	29,812	0.4
Fishery	139,618	2.2	142,796	2.1

Total Agriculture, Forestry, and Fishery	730,809	11.5	771,900	11.6
Mining and Quarrying
Oil, Gas and Geothermal Mining	121,933	1.9	124,064	1.9
Coal and Lignite Mining	157,195	2.5	156,377	2.3
Metal Ore	91,007	1.4	86,488	1.3
Other Mining and Quarrying	93,234	1.5	98,194	1.5

Total Mining and Quarrying	463,368	7.3	465,122	7.0
Construction	609,029	9.6	630,764	9.5
Government Administration, Defence Compulsory Social Security	212,160	3.3	222,211	3.3
Information and Communication	427,739	6.7	461,199	6.9
Transportation and Warehousing	293,894	4.6	319,623	4.8
Financial and Insurance Service	261,400	4.1	270,781	4.1
Education Service	182,657	2.9	188,424	2.8
Other*	791,459	12.5	842,830	12.7

Gross Value Added at Basic Prices	6,077,953	95.8	6,386,734	95.9
Taxes less Subsidies on Products	266,077	4.2	274,103	4.1

Total GDP	6,344,030	100.0	6,660,836	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

In the first half of 2025, the manufacturing sector grew by 5.1%, compared to the first half of 2024, driven by both domestic and external demand, as well as downstreaming activities. In the first half of 2025, the food and beverage subsector, which accounted for 34.7% of the manufacturing sector, grew by 6.1%, supported by higher demand and increased rice milling activities. Growth in the manufacturing sector was also bolstered by a growth of 14.7% in base metal industry, supported by rising export demand, particularly for iron and steel products. Additionally, the footwear industry grew by 7.6% and the machinery and equipment industry grew by 9.0%, both in line with higher demand both domestically and internationally.

Wholesale and retail trade, repair of motor vehicles and motorcycles

In the first half of 2025, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.2%, compared to the first half of 2024. This was driven by a growth of 6.4% in wholesale and retail trade of goods other than cars and motorcycles.

Agriculture, forestry and fishery

In the first half of 2025, the agriculture, forestry and fishery sector grew by 5.6%, compared to the first half of 2024. This was primarily due to a growth of 11.9% in food crops, a growth of 8.9% in animal husbandry and a growth of 3.2% in plantation crops.

Mining and Quarrying

In the first half of 2025, the mining and quarrying sector grew by 0.4%, compared to the first half of 2024. This was due to a growth of 5.3% in mining and other excavations and a growth of 1.7% in oil, gas and geothermal mining, partially offset by a decline of 5.0% in metal ore mining and a decline of 0.5% in coal and lignite mining.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	As of December 31,	As of June 30,
	2024P	2025P

	(in U.S. dollars per barrel)
ICP(1)	71.2	69.3

Sources:   Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Construction

In the first half of 2025, the construction sector grew by 3.6%, compared to the first half of 2024.

Transportation and Warehousing

In the first half of 2025, the transportation and warehousing sector grew by 8.8%, compared to the first half of 2024. In particular, rail transportation grew by 13.1%, land transportation grew by 9.9%, warehousing and transportation support services and post and courier increased by 9.4% and sea transportation grew by 8.4%.

Information and Communication

In the first half of 2025, the information and communication sector grew by 7.8%, compared to the first half of 2024. This growth was fueled by higher revenues from both wired and wireless telecommunications, an increase in the number of start-ups in Indonesia, increased production of Indonesian films, and the opening of new cinemas in several regions, including West Java and Banten.

Financial and Insurance Service

In the first half of 2025, the financial and insurance service sector grew by 3.6%, compared to the first half of 2024. This growth was primarily due to a growth of 3.1% in financial intermediary services and a growth of 8.2% in other financial services.

Other sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Six Months Ended June 30,
	2024P	%	2025P	%

	(in billions of Rupiah and percentage of GDP)
GDP	10,825,165	100.0	11,612,936	100.0
Add: Imports of goods and services	2,129,568	19.7	2,351,035	20.2

Total supply of goods and services	12,954,733	119.7	13,963,971	120.2

Less: Exports of goods and services	2,319,435	21.4	2,584,002	22.3

Total domestic expenditure	10,635,298	98.2	11,379,969	98.0

Allocation of total domestic expenditure:
Household consumption expenditure	5,924,269	54.7	6,317,281	54.4
NPISHs consumption expenditure	149,164	1.4	159,097	1.4
Government consumption expenditure	739,217	6.8	745,525	6.4

Total consumption	6,812,650	62.9	7,221,902	62.2

Gross domestic fixed capital formation	3,076,688	28.4	3,243,147	27.9
Change in inventories (residual)(1)	745,960	6.9	914,920	7.9

Total domestic expenditure	10,635,298	98.2	11,379,969	98.0

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Six Months Ended June 30,
	2024[p]	%	2025[p]	%

	(in billions of Rupiah and percentage of GDP)
GDP	6,344,030	100.0	6,660,836	100.0
Add: Imports of goods and services	1,209,895	19.1	1,306,178	19.6

Total supply of goods and services	7,553,925	119.1	7,967,015	119.6

Less: Exports of goods and services	1,463,895	23.1	1,589,385	23.9

Total domestic expenditure	6,090,030	96.0	6,377,629	95.7

Allocation of total domestic expenditure:
Household consumption expenditure	3,371,511	53.1	3,538,892	53.1
NPISHs consumption expenditure	86,157	1.4	90,808	1.4
Government consumption expenditure	418,630	6.6	415,277	6.2

Total consumption	3,876,299	61.1	4,044,977	60.7

Gross domestic fixed capital formation	1,911,820	30.1	1,998,739	30.0
Change in inventories (residual)(2)	301,911	4.8	333,913	5.0

Total domestic expenditure	6,090,030	96.0	6,377,629	95.7

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the CPI as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of September 30,
	2024(1)	2025(1)
CPI	106.8	108.7
Annual percentage year-on-year	1.6%	2.7%

Source: BPS

(1)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,	As of September 30,
	2024	2025
Food, drinks, and tobacco	1.9	5.0
Clothing and Footwear	1.2	0.8
Housing, water, electricity, and household fuel	0.6	1.6
Household equipment, tools, and routine maintenance	1.0	0.3
Health	1.9	2.0
Transportation	(0.3)	(0.2)
Information, communication, and financial services	(0.3)	(0.3)
Recreation, sports, and culture	1.2	1.1
Education	1.9	1.2
Food and beverage providers/restaurant	2.5	1.8
Personal care and other services	7.0	9.6

Source: BPS

(1)	Annual percentage year-on-year.

In September 2025, annual inflation was 2.7%, which was higher than the annual inflation of 2.3% in August 2025. This increase was primarily due to higher inflation in food, drinks, and tobacco and personal care and other services: annual inflation for these sectors were 5.0% and 9.6% in September 2025, respectively, compared to 4.0% and 8.7% in August 2025, respectively.

Income Distribution

As of March 2025, Indonesia had a Gini Index of 0.375.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfil food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 23.9 million, or 8.5% of the population, as of March 2025.

Regional Growth

In the first half of 2025, Java contributed 56.9% of Indonesia’s GDP, Sumatera contributed 22.2%, Kalimantan contributed 8.1%, Sulawesi contributed 7.2%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%.

Foreign Investment

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Six Months Ended June 30,
	2024P	2025P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	10,601	8,689
Debt instrument	396	(743)

Total direct investments	10,997	7,946
Portfolio investments:
Equity securities	(1,245)	(3,758)
Debt securities	4,701	(2,729)

Total portfolio investments	3,456	(6,487)
Financial derivatives	(376)	(1,038)
Other investments	1,891	4,617

Total foreign investment	15,968	5,038

Source: Bank Indonesia

P	Preliminary.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Six Months Ended June 30,
	2024P	2025P
	(in millions of U.S. dollars)
Equity capital(1)	10,601	8,689
Debt instruments:
Inflow	21,875	20,652
Outflow	(21,479)	(21,395)
Total debt instruments	396	(743)

Total direct investments	10,997	7,946

Memorandum
Direct investment in Indonesia(2)	11,762	7,747

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Six Months Ended June 30,
	2024P	2025P

	(in millions of U.S. dollars)
North America	527	592
USA	494	621
Canada	32	(29)
Other North America(2)	2	0
Central and South America	239	778
Argentina	0	0
Brazil	4	(1)
Mexico	1	(0)
Cayman Islands	27	37
Other Central and South America	206	743
Europe	984	(270)
European Union and United Kingdom	437	656
Austria	197	193
Belgium	191	(39)
Denmark	(3)	0
Finland	(42)	(10)
France	(18)	57
Germany	42	(42)
Greece	0	0
Ireland	(18)	1
Italy	(55)	1
Luxembourg	5	93
Netherlands	135	374
Portugal	(0)	(0)
Spain	3	4
Sweden	(8)	17
United Kingdom	414	(1,004)
Other European Union	9	7
Russia	1	0
Turkey	7	3
Other Europe	124	75
Asia	10,219	6,146
Japan	1,032	296
People’s Republic of China	1,283	1,600
South Korea	553	832
India	(15)	(1)
Hong Kong SAR	1,448	1,502
Taiwan	59	155
Saudi Arabia	2	0
ASEAN	5,915	1,739
Brunei Darussalam	0	1
Cambodia	1	1
Lao PDR	(0)	0
Malaysia	96	(77)
Myanmar	(0)	(0)
Philippines	7	4

	Six Months Ended June 30,
	2024P	2025P

	(in millions of U.S. dollars)
Singapore	5,549	1,611
Thailand	256	97
Vietnam	6	103
Other Asia	(57)	22
Australia and Oceania	(243)	361
Australia	(244)	258
New Zealand	1	0
Other Australia and Oceania	0	103
Africa	1	(1)
South Africa	(0)	(1)
Other Africa	1	0
Others	35	140

Total	11,762	7,747

Source:  Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign direct investment recorded a surplus of U.S.$7.9 billion in the first half of 2025, primarily in the form of equity capital. This amount represents a 27.7% decrease from the U.S.$11.0 billion surplus recorded in the first half of 2024. The decline was primarily attributable to the sectors of (i) wholesale and retail trade, repair of motor vehicles and motorcycles, and personal and household goods; (ii) electricity, gas, and water supply; (iii) financial intermediation; (iv) health and social work; and (v) manufacturing. By country of origin, the decrease in foreign direct investment was largely driven by lower investment from Singapore and the United Kingdom.

The sectors of (i) manufacturing; (ii) wholesale and retail trade, repair of motor vehicles and motorcycles, and personal and household goods; and (iii) transportation, storage, and communication were the main contributors to net foreign direct investment inflows in the first half of 2025. By country of origin, investment from Singapore was the largest contributor to the net foreign direct investment inflows, followed by the investments from the People’s Republic of China and Hong Kong SAR.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Six Months Ended June 30,
	2024P	2025P

	(in millions of U.S. dollars)
Equity securities:
Inflow	36,293	32,463
Outflow	(37,538)	(36,221)
Net equity securities	(1,245)	(3,758)
Debt securities (net)	4,701	(2,729)

Total portfolio investments	3,456	(6,487)

Source:  Bank Indonesia

P	Preliminary.

In the first half of 2025, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.5 billion, compared to the net inflow of U.S.$3.5 billion in the first half of 2024. The net outflow was mainly driven by foreign capital outflow from the stock market and Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia, “SRBI”).

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Six Months Ended June 30,
	2024P	2025P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	2,138	1,711
Debt repayments	(1,131)	(2,120)

Total bank sector	1,007	(408)
Corporate sector:
Disbursements	7,126	7,406
Debt repayments	(7,856)	(5,421)

Total corporate sector	(730)	1,985
Other (net)(1)	1,614	3,041

Total other investments	1,891	4,617

Source:  Bank Indonesia

P	Preliminary.

(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In the first half of 2025, other foreign investments increased from a surplus of U.S.$1.9 billion in the first half of 2024 to a surplus of U.S.$4.6 billion. The surplus is primarily attributable to inflows from the withdrawal of currency and deposits abroad and net drawings of foreign loans by corporate and government sector.

Direct Investment Realizations

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Six Months Ended June 30,
	2024P	2025P

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	866.2	536.7
Forestry	62.3	47.3
Fishery	52.6	10.6
Mining	2,299.3	2,449.3

Total Primary Sector	3,280.3	3,043.9

Secondary sector:
Food Industry	1,274.7	1,134.3
Textile Industry	400.4	370.2
Leather Goods & Footwear Industry	337.0	803.1
Wood Industry	45.0	71.1
Paper and Printing Industry	1,817.0	1,211.9
Chemical and Pharmaceutical Industry	1,924.5	1,564.2
Rubber and Plastic Industry	424.4	678.1
Non Metallic Mineral Industry	314.0	339.7
Metal, Industry not Machinery & Electronic Industry	7,145.9	7,288.2
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,133.0	1,101.3
Motor Vehicles & Other Transport Equipment Industry	1,054.6	1,114.1
Other Industry	277.9	263.7

Total Secondary Sector	16,148.2	15,939.9

Tertiary sector:
Electricity, Gas & Water Supply	1,396.8	1,020.1
Construction	464.8	185.4
Trade & Repair	828.2	1,020.1
Hotel & Restaurant	504.6	432.2
Transportation, Storage & Communication	1,956.0	1,693.9
Housing, Ind. Estate & Office Building	1,752.2	1,382.9

	Six Months Ended June 30,
	2024P	2025P

	(in millions of U.S. dollars)
Other Services	1,786.0	2,192.8

Total Tertiary Sector	8,688.6	8,050.4

Total	28,117.2	27,034.2

Source:  BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Six Months Ended June 30,
	2024P	2025P

	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	19,015.9	25,557.5
Forestry	27,590.9	6,070.5
Fishery	925.1	1,771.3
Mining	53,392.6	63,059.0

Total Primary Sector	100,924.5	96,458.4

Secondary sector:
Food Industry	32,977.1	35,235.4
Textile Industry	3,490.8	4,294.8
Leather Goods & Footwear Industry	606.9	967.4
Wood Industry	3,126.2	1,168.1
Paper and Printing Industry	5,314.6	8,834.9
Chemical and Pharmaceutical Industry	16,778.4	19,830.6
Rubber and Plastic Industry	3,949.9	7,068.7
Non Metallic Mineral Industry	4,782.8	5,012.6
Metal Industry not Machinery & Electronic Industry	14,984.9	17,779.5
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	2,441.3	4,229.0
Motor Vehicles & Other Transport Equipment Industry	3,649.2	7,258.9

	Six Months Ended June 30,
	2024P	2025P

	(in billions of Rupiah)
Other Industry	2,721.9	2,579.3

Total Secondary Sector	94,824.1	114,259.2

Tertiary sector:
Electricity, Gas & Water Supply	23,857.6	21,561.5
Construction	12,808.5	20,835.9
Trade & Repair	34,963.7	51,075.1
Hotel & Restaurant	11,575.9	18,970.0
Transportation, Storage & Communication	59,866.4	83,613.8
Housing, Ind. Estate & Office Building	36,631.6	52,924.0
Other Services	32,745.4	50,625.2

Total Tertiary Sector	212,449.0	299,605.3

Total	408,197.5	510,323.0

Source:  BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Seven Months Ended July 31,
	2024P	2025P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	8,737	7,127
Non-oil and gas exports (f.o.b.)	137,610	151,230

Total exports (f.o.b.)	146,347	158,357
Total imports (c.i.f.)	131,880	136,626

Balance of trade	14,467	21,731

Source:  Bank Indonesia

P	Preliminary.

In the first seven months of 2025, Indonesia recorded a trade surplus of U.S.$21.7 billion, which increased by 50.2% from the U.S.$14.5 billion surplus in the same period of 2024. The higher surplus was driven by an 8.2% year-on-year increase in exports, supported by rising international commodity prices. This increase was partially offset by a 3.6% year-on-year increase in imports.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Seven Months Ended July 31,
	2024P	2025P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	138,936	152,197
Oil and gas exports	9,323	7,965

Total exports	148,259	160,163

Imports:
Non-oil and gas imports	110,441	118,134
Oil and gas imports	21,565	18,376

Total imports	132,007	136,511

Source:   BPS.

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Seven Months Ended July 31,
	2024P	2025P
	(in thousands of U.S. dollars)
General merchandise	145,770,562	157,137,718
Agricultural products
Coffee bean	628,075	1,341,916
Medicinal herb, aromatic and spice plant	237,323	374,592
Bird nest	326,002	260,324
Seasonal fruit	276,139	465,840
Other non-timber forest product	310,929	343,823
Seaweed and other algae	106,454	98,308
Fresh / chilled fish	79,693	95,251
Clove	135,502	138,883
Vegetables	99,527	179,036
White pepper	58,171	79,283
Tobacco	58,945	42,135
Cocoa bean	46,929	51,418
Shrimp and prawn	49,346	76,719
Rubber latex	30,001	33,854
Crab	64,863	72,439
Other agricultural products	649,318	696,861

Total Agricultural products	3,157,218	4,350,681

Manufacturing products
Palm oils	11,243,672	15,491,854
Iron/steel	15,462,914	16,517,010
Clothing and apparel of textile fabrics	4,038,254	4,244,797
Electrical equipment	4,603,318	6,149,995
Organic chemicals derived from agricultural products	3,540,574	5,440,762
Motor vehicle, four-wheel drive and more	3,711,651	3,896,262
Sport shoes	2,218,973	2,388,471
Crumb rubber	1,458,918	1,851,719
Pulp	1,912,630	2,061,950
Jewellery and precious articles	3,670,990	5,054,777
Nickel	4,279,294	4,824,761
Copper	2,028,697	2,269,175
Other papers	1,283,505	1,248,042
Spare parts for four or more wheeled vehicles	1,380,563	1,376,458
Machines for general purposes	1,235,022	1,338,013
Tin	564,708	951,143
Soap and household cleaning agents	1,150,807	1,314,025
Other telecommunications equipment	1,442,716	1,394,820
Outer and inner tires	964,790	961,187
Wooden furniture	839,349	843,283

	Seven Months Ended July 31,
	2024P	2025P
	(in thousands of U.S. dollars)
Fertilizers	749,783	742,117
Computer equipment	822,329	1,023,947
Organic chemicals derived from oil	471,570	514,231
Plywood	739,948	799,869
Spun yarn	541,839	490,354
Tanks and other armoured fighting vehicles and parts of such vehicles	642,667	927,326
Televisions and television equipment	815,857	833,077
Frozen shrimp and prawn	566,686	698,329
Semiconductors and other electronic components	1,248,817	2,443,462
Margarine	1,008,581	1,456,870
Oil-cake and solid residues	1,090,736	377,887
Machines for special purposes	727,227	778,278
Artificial resin (synthetic resin) and raw materials	724,836	730,046
Other organic chemicals	694,872	853,565
Oil products(1)	1,956,645	1,512,034
Liquefied Petroleum Gas(1)	149	8,667
Other manufacture products	28,176,522	32,319,073

Total Manufacturing products	108,010,410	126,127,636

Mining products
Coal	17,652,124	13,820,365
Copper ore	4,878,825	2,943,800
Lignite	4,078,561	2,901,425
Other metal ore	16	—
Crude Oil(1)	1,310,486	899,174
Natural Gas(1)	4,649,482	4,062,773
o/w Liquefied Natural Gas	3,672,575	3,080,812
Other mining products	632,387	981,628

Total Mining products	33,201,880	25,609,165

Other merchandise(2)	1,401,054	1,050,236
Other goods(3)	576,856	1,219,064

Total Exports	146,347,417	158,356,782

Memorandum(4)
Non-oil & gas exports	137,610,446	151,229,861
Oil & gas exports	8,736,971	7,126,922

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Seven Months Ended July 31,
	2024P	2025P
	(in thousands of U.S. dollars)
America
North America
United States of America	14,332,520	17,531,549
Canada	792,610	1,007,022
Other North America	2,213	2,507

Total North America	15,127,342	18,541,078

Central and South America
Argentina	104,278	197,185
Brazil	955,589	1,320,035
Mexico	1,276,701	1,414,541
Other Central and South America	1,405,502	1,622,399
Total Central and South America	3,742,070	4,554,160

Total America	18,869,412	23,095,238

Europe
European Union
Netherlands	2,611,627	3,211,269
Belgium	801,665	1,086,823
Italy	1,344,750	1,573,598
Germany	1,317,666	1,562,207
France	512,726	634,367
Spain	1,246,733	951,605
Other European Union	1,985,934	2,120,504

Total European Union	9,821,102	11,140,374

United Kingdom	931,727	906,099
Russia	863,309	1,109,039
Turkey	1,031,435	1,049,547
Other Europe	1,212,032	2,982,076

Total Europe	13,859,604	17,187,134

Asia and Middle East
ASEAN
Brunei Darussalam	153,217	110,548
Philippines	5,846,682	6,033,279
Cambodia	503,988	504,730
PDR Laos	10,621	8,406
Malaysia	6,759,865	7,437,513
Myanmar	321,564	456,160
Singapore	5,972,956	6,962,001
Thailand	4,304,201	5,297,619
Vietnam	5,060,769	6,056,271

Total ASEAN	28,933,863	32,866,527

	Seven Months Ended July 31,
	2024P	2025P
	(in thousands of U.S. dollars)
Hong Kong SAR	1,581,792	1,234,043
India	12,328,459	10,872,778
Iraq	200,581	196,758
Japan	11,988,121	9,657,589
South Korea	6,174,362	5,572,815
Pakistan	1,727,491	2,158,514
People’s Republic of China	32,944,503	35,689,150
Saudi Arabia	1,349,039	1,881,040
Taiwan	3,866,138	3,277,355
Other Asia and Middle East	5,691,143	7,333,350

Total Asia and Middle East	106,785,491	110,739,919

Australia and Oceania
Australia	2,521,277	2,098,649
New Zealand	356,944	451,867
Other Australia and Oceania	310,808	328,136

Total Australia and Oceania	3,189,029	2,878,651

Africa
South Africa	411,240	574,147
Other Africa	2,062,724	3,105,087

Total Africa	2,473,964	3,679,235

Unclassified exports(1)	1,169,917	776,605

Total (f.o.b.)	146,347,417	158,356,782

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Seven Months Ended July 31,
	2024P	2025P
	(in thousands of U.S. dollars)
General Merchandise	130,088,904	133,171,498
Consumption Goods
Food and beverages, primary, mainly for household	1,581,915	1,621,644
Food and beverages, processed, mainly for household	3,949,821	2,602,696
Passenger motor cars	697,161	1,039,834
Transport equipment, nonindustrial	137,361	119,039
Durable consumer goods	1,357,153	1,343,818
Semi-durable consumer goods	2,280,403	2,583,167
Non-durable consumer goods	1,869,196	2,226,815
Fuels and lubricants, processed, oil products(2)	7,695,574	5,383,771
Goods not elsewhere specified	132,447	171,098

Total Consumption Goods	19,701,030	17,091,882

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	4,417,109	4,402,258
Food and beverages, processed, mainly for industry	3,224,956	2,699,558
Industrial supplies, primary	4,534,992	5,092,836
Industrial supplies, processed	39,559,578	41,338,067
Parts and accessories for capital goods	13,915,957	13,815,051
Parts and accessories for transport equipment	4,804,548	5,272,873
Fuels and lubricants, primary	8,583,183	7,579,859
o/w Crude oil(2)	6,331,294	5,658,746
Fuels and lubricants, processed	7,921,867	7,606,962
o/w Oil products(2)	5,323,494	4,853,202
o/w Liquefied Petroleum Gas(2)	2,175,173	2,326,159

Total Raw materials and auxiliary goods	86,962,190	87,807,462

Capital Goods
Capital goods (except transport equipment)	19,915,965	23,310,217
Passenger motor cars	697,161	1,039,834
Other transport equipment, industrial	2,280,462	3,471,916

Total Capital Goods	22,893,587	27,821,967

Other merchandise(3)	532,096	450,187
Other goods(4)	1,791,386	3,454,618

Total	131,880,289	136,626,116

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Seven Months Ended July 31,
	2024P	2025P
America
North America
United States of America	6,792,352	7,430,641
Canada	1,279,074	1,709,453
Other North America	80	1

Total North America	8,071,506	9,140,096

Central and South America
Argentina	868,557	668,061
Brazil	3,053,335	2,392,958
Mexico	208,650	192,199
Other Central and South America	402,005	642,161

Total Central and South America	4,532,547	3,895,379

Total America	12,604,052	13,035,474

Europe
European Union
Netherlands	476,291	482,259
Belgium	276,154	296,270
Italy	921,833	941,451
Germany	2,055,892	2,065,606
France	799,534	829,169
Spain	323,650	312,112
Other European Union	2,285,195	1,685,569

Total European Union	7,138,549	6,612,436

United Kingdom	541,583	633,302
Russia	1,244,977	1,129,576
Turkey	219,271	292,973
Other Europe	1,367,297	973,824

Total Europe	10,511,677	9,642,111

Asia and Middle East
ASEAN
Brunei Darussalam	240,719	179,723
Philippines	909,169	921,876
Cambodia	90,594	68,933
PDR Laos	39,797	47,677

	Seven Months Ended July 31,
	2024P	2025P
Malaysia	5,877,465	6,098,043
Myanmar	280,133	99,934
Singapore	13,215,790	11,219,406
Thailand	5,733,499	5,530,828
Vietnam	3,560,439	3,558,326

Total ASEAN	29,947,605	27,724,746

Hong Kong SAR	1,788,903	1,836,106
India	3,197,163	2,781,584
Iraq	479	74
Japan	7,949,879	8,798,903
South Korea	5,444,280	4,811,220
Pakistan	390,311	92,772
People’s Republic of China	39,471,544	47,886,091
Saudi Arabia	2,433,947	2,023,706
Taiwan	2,252,881	2,617,458
Other Asia and Middle East	3,062,901	3,142,385

Total Asia and Middle East	95,939,894	101,715,044

Australia and Oceania
Australia	5,942,433	5,217,070
New Zealand	618,140	668,492
Other Australia and Oceania	28,801	27,821

Total Australia and Oceania	6,589,373	5,913,383

Africa
South Africa	1,019,688	578,850
Other Africa	4,683,509	5,291,068

Total Africa	5,703,197	5,869,917

Unclassified imports(2)	532,096	450,187

Total	131,880,289	136,626,116

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Six Months Ended June 30,
	2024P	2025P

Current account	(5,435)	(3,242)
Goods(2)	19,310	23,574
Total exports (f.o.b.)	124,262	133,924
Non-oil and gas exports	116,858	127,755
Oil and gas exports	7,404	6,169
Total imports (f.o.b.)	(104,952)	(110,349)
Non-oil and gas imports	(87,404)	(95,298)
Oil and gas imports	(17,548)	(15,051)
Services	(9,200)	(10,976)
Primary income	(18,281)	(19,174)
Secondary income	2,736	3,333
Capital account	13	11
Financial account	215	(5,608)
(i) Public sector	7,579	(493)
Portfolio investment	6,185	(1,109)
Assets	—	—
Liabilities	6,185	(1,109)
Other investment	1,394	616
Assets	(991)	(2,024)
Liabilities	2,385	2,640
Loans	2,242	603
Drawings	4,956	3,593
Repayments	(2,714)	(2,990)
Other liabilities	143	2,037
(ii) Private sector	(7,364)	(5,114)
Direct investment	7,196	5,127
Assets	(3,801)	(2,819)
Liabilities	10,997	7,946
Portfolio investment	(5,084)	(5,920)
Assets	(2,355)	(543)
Liabilities	(2,729)	(5,377)
Financial derivatives	(28)	168
Other investment	(9,448)	(4,489)
Assets	(8,955)	(6,467)
Liabilities	(494)	1,977

	Six Months Ended June 30,
	2024P	2025P

Errors and omissions	(1,320)	1,309

Overall balance	(6,527)	(7,530)

Reserves and related items Memorandum	6,527	7,530

Reserve asset position(3)	140,177	152,567

Source:  Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In the first half of 2025, the current account recorded a deficit of U.S.$3.2 billion, a decrease from the U.S.$5.4 billion deficit in the first half of 2024. This improvement was primarily due to a larger surplus in the goods trade balance, supported by non-oil and gas export performance. The secondary income account surplus also increased as compared to the previous year, which also contributed to the decrease in the current account deficit.

The capital and financial account recorded a deficit of U.S.$5.6 billion in the first half of 2025, compared to the U.S.$0.2 billion surplus in the first half of 2024. This change was attributed to the capital outflows in portfolio investment, primarily from the SRBI market and the stock market. Meanwhile, direct investment continued to book a surplus, thus reflecting maintained investor confidence in the promising domestic economic outlook and solid investment climate.

As a result of the foregoing, Indonesia’s balance of payments booked a deficit of U.S.$7.5 billion in the first half of 2025, which was wider than the U.S.$6.5 billion deficit in the first half of 2024. As of June 30, 2025, official reserve assets stood at U.S.$152.6 billion, up from U.S.$140.2 billion as of June 30, 2024.

Financial System

The Banking System

As of June 30, 2025, total banking assets were Rp13,053.1 trillion, consisting of commercial bank assets of Rp12,822.7 trillion and rural bank assets (including assets of Sharia rural banks) of Rp230.4 trillion.

Islamic Financial System

As of June 30, 2025, out of the 87 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 60 investment managers with Sharia investment management units.

As of June 30, 2025, assets of Sharia banks were Rp942.5 trillion, or 7.2% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of August 31,
	2024	2025P
	(in billions of Rupiah)
Base Money (M0)	1,774,691	1,577,502
Currency in Circulation(1)	1,204,536	1,180,492
Commercial Banks Demand Deposits at Bank Indonesia	472,592	366,328
Private sector Demand Deposits	7,022	4,547
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,774,691	1,577,502
Net Foreign Assets	2,077,811	2,091,825
Claims on Non-Residents	2,687,251	2,691,334
Liabilities to Non-Resident	609,440	599,510
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(417,471)	(381,029)
Claims on central Government	77,638	69,503
Liabilities to central Government	495,109	450,532
Claims on Other Sectors	9,858	9,920
Claims on Other Financial Institutions	40	40
Claims on Private Sectors	9,818	9,880
Monetary Policy Control(3)	664,662	541,896
Other Liabilities to Commercial & Rural Banks	(73,286)	(81,915)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(494,934)	(613,441)
Net Other Items	7,996	10,191

Source: Bank Indonesia

(1)	Currency outside banks plus cash in vault.
(2)

SBI (Sertifikat Bank Indonesia) which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total outstanding SBI (Sertifikat Bank Indonesia) (net of the SBI used to fulfil the secondary statutory reserve requirement of banks and accounted for as a component of base money (see footnote 2)), including Syariah SBI, open market repurchase agreement, term deposit, Bank Indonesia facilities, Government bonds, SRBI, Sukuk Valuta Asing Bank Indonesia (Sekuritas Valuta Asing Bank Indonesia), and Bank Indonesia Foreign Currency Sukuk (Sukuk Valuta Asing Bank Indonesia).

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of June 30, 2025

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	12,822.7	98.2
Rural credit banks(1)	1,512	230.4	1.8

Total banking	1,617	13,053.1	100.0

Insurance:
Life insurance	48	596.0	32.3
General insurance & Reinsurance	79	296.4	16.1
Social insurance(2)	2	951.6	51.6

Total insurance	129	1,844.0	100.0

Pension funds:
Financial institution pension funds	25	151.7	38.8
Employer pension funds	162	239.7	61.2

Total pension funds	187	391.4	100.0

Finance companies(3)	146	585.9	41.2
Venture capital companies	50	27.2	1.9
Securities companies(4)	118	87.8	6.2
Mutual funds (collective investment schemes. not institutions)	1,508	510.2	35.9
Credit guarantee companies	23	47.3	3.3
Pawn shops	197	126.1	8.9
Fintech peer to peer lending(5)	97	9.9	0.7
Micro financial institutions(6)	250	1.6	0.1
Insurance and reinsurance brokers	191	26.6	1.9

Total	2,580	1,422.6	100.0

Source:  OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)

These include 26 securities companies that are not members of a securities exchange but acting as broker-dealers and/or underwriters. Assets of securities companies for June 2025 are as declared in their semi-annual financial report or if a company’s semi-annual financing report is not yet available, its report on net adjusted working capital.

(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of June 30,
	2024P	2025P
Assets
Loans	7,942.9	8,167.5
Interbank Assets	275.1	339.1
Placements at Bank Indonesia	858.9	921.2
Securities (including Government Bonds)	2,222.6	2.316.0
Equity Participation	126.1	128.6
Other Claims	478.6	410.4
Others	556.8	539.9

Total Assets	12,461.0	12,822.7

Liabilities
Third Party Funds	8,837.2	9,329.0
Liabilities owed to Bank Indonesia	23.6	15.1
Interbank Liabilities	192.6	211.1
Securities	99.3	110.0
Borrowing	395.4	407.2
Other Liabilities	355.3	241.5
Guarantee Deposits	5.2	4.4
Others	699.8	666.4
Capital:
Paid in Capital	313.8	315.8
Reserves	104.9	111.7
Current Earnings/Loss	255.2	131.4
Retained Earnings/Loss	810.4	907.2
Estimates of Additional Paid in Capital	300.4	311.6
Others	67.8	60.5

Total Liabilities and Capital	12,461.0	12,822.7

Source:  OJK

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of June 30,
	2024P	2025P

	(percentages)
CAR	26.8	25.9

Source:  OJK.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of June 30,
	2024P	2025P

	(percentages)
Gross NPL ratio*	2.1	2.2

Source:  OJK.

*	Interbank loans excluded.
P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the six months ended June 30, 2025.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	12,178.4
Listed shares (in billions of shares)	11,626.2
Average daily transaction value (in billions of Rupiah)(1)	13,293.7
Average daily transaction volume (in millions of shares)(1)	21,008.0

Source:  IDX

The JII consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of June 30, 2025, the market capitalization of the JII was Rp3,673.4 trillion.

As of June 30, 2025, the ISSI comprised of 614 Sharia stocks listed on the IDX and its market capitalization was Rp7,578.2 trillion.

Monetary Policy

In September 2025, Bank Indonesia reduced the BI Rate to 4.75%, while reducing the deposit facility rate and lending facility rate to 3.75% and 5.50%, respectively.

The decision is consistent with joint efforts to stimulate economic growth by maintaining low inflation, projected in 2025 and 2026 within the 2.5±1% target corridor, while maintaining Rupiah exchange rate stability in line with economic fundamentals. Moving forward, Bank Indonesia will continue monitoring economic growth and inflation to consider further room for BI-Rate reductions based on Rupiah exchange rate stability. Therefore, Bank Indonesia will continue strengthening monetary liquidity expansion and accommodative macroprudential policy to lower interest rates, boost liquidity and revive lending and financing in pursuit of higher economic growth. Payment system policy remains oriented towards supporting economic growth by expanding the acceptance of digital payments, while strengthening the structure of the payment system industry and strengthening the resilience of payment system infrastructure.

Bank Indonesia has, therefore, strengthened its monetary, macroprudential and payment system policy mix to strengthen economic growth while maintaining stability through the following policy measures:

1.

strengthening the pro-market monetary operations strategy to enhance the effective transmission of lower interest rates, increase liquidity, accelerate money market and foreign exchange market deepening and attract foreign capital inflows by:

i.

managing the interest rate structure of monetary instruments and forex swaps in line with monetary liquidity expansion and to accelerate the effective transmission to lower deposit and lending rates in the banking industry,

ii.

increasing liquidity in the money market and banking industry by lowering the position of SRBI and purchasing government securities (Surat Berharga Negara (“SBN”)) in the secondary market in a measured manner, and

iii.	strengthening the function of primary dealers to increase SRBI transactions in the secondary market and repurchase agreement (“repo”) transactions between market players;

2.

strengthening the Rupiah stabilisation strategy in line with economic fundamentals, primarily through domestic foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions as well as intervention in offshore non-deliverable forward transactions, while also purchasing SBN in the secondary market to increase liquidity and maintain financial market stability;

3.

strengthening the assessment of prime lending rate transparency with a focus on interest rates based on priority sectors in accordance with the scope of macroprudential liquidity incentive policy (Kebijakan Insentif Likuiditas Makroprudensial);

4.

expanding digital acceptance by strengthening the implementation of QRIS Cross-Border and QRIS Tap. QRIS Cross-Border is an initiative to enable payments under Quick Response Code Indonesian Standard (“QRIS”) for transactions between Indonesia and other countries. QRIS Tap is an initiative to apply QRIS in contactless payments; and

5.

Strengthening and expanding international cooperation among central banks, including payment system connectivity and local currency transactions, while promoting trade and investment in priority sectors in synergy with relevant institutions.

Bank Indonesia is also strengthening policy synergy with the Government to maintain stability and nurture economic growth in line with the Government’s Asta Cita program. In addition, Bank Indonesia will continue strengthening policy synergy with the Financial System Stability Committee (Komite Stabilitas Sistem Keuangan) to maintain financial system stability.

Money Supply

The following table sets forth the money supply as of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2024	1,774,691	1,062,795	1,776,745	2,384,441	5,223,981	3,908,462	114,187	9,246,630
July 2024	1,544,188	939,541	1,685,723	2,317,245	4,942,509	3,951,324	89,551	8,983,383
July 2025(2)	1,543,935	1,042,732	1,897,512	2,433,307	5,373,552	4,139,884	56,275	9,569,710

Source: Bank Indonesia.

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.
(2)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
		(in billions of Rupiah)
2024	1,982,701	748,934	7,046,941	1,414,908
July 2024	1,868,086	757,007	6,776,884	1,373,699
July 2025(3)	2,004,123	709,770	7,250,072	1,612,576

Source: Bank Indonesia.

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.
(3)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

As of July 31, 2025, broad money grew by 6.5% (year-on-year) compared to 7.6% (year-on-year) as of July 31, 2024, due to a lower increase in quasi-money and a decrease in securities other than shares. Quasi-money grew by 4.8% (year-on-year) as of July 31, 2025 compared to 7.5% (year-on-year) as of July 31, 2024. Meanwhile, narrow money grew by 8.7% as of July 31, 2025 and by 6.3% as of July 31, 2024.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,				Eight Months Ended August 31,
	2023L	2024B	2024L	2025B	2025P

	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	2,154.2	2,309.9	2,231.8	2,490.9	1,330.4
Non-tax revenue	612.5	492.0	584.4	513.6	306.7
Total domestic revenues	2,766.7	2,801.9	2,816.2	3,004.5	1,637.1
Grants	17.2	0.4	34.4	0.6	1.6

Total revenues and grants	2,783.9	2,802.3	2,850.6	3,005.1	1,638.7

Expenditures:
Central government expenditures	2,239.8	2,467.5	2,496.2	2,701.4	1,388.8
Transfer to regions and rural fund	881.4	857.6	863.5	919.9	571.5

Total expenditures	3,121.2	3,325.1	3,359.8	3,621.3	1,960.3

Primary balance(1)	102.6	(25.5)	20.7	(63.3)	21.9
Surplus/(deficit)	(337.3)	(522.8)	(509.2)	(616.2)	(321.6)

	Year Ended December 31,				Eight Months Ended August 31,
	2023L	2024B	2024L	2025B	2025P

	(in trillions of Rupiah)
Financing:
Debt Financing	404.0	648.1	558.1	775.9	463.4
Investment Financing	(89.9)	(176.2)	(59.3)	(154.5)	(40.1)
On-Lending	4.5	(0.3)	(0.2)	(5.4)	1.6
Government Guarantee	(0.3)	(0.8)	(1.5)	0.0	0.0
Other Financing	38.5	52.0	57.8	0.3	0.5

Total Financing	356.7	522.8	554.9	616.2	425.4

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,				Eight Months Ended August 31,
	2023L	2024B	2024L	2025B	2025P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	68.8	76.4	65.1	62.8	8.5
Non-oil and gas	992.5	1,063.4	996.8	1,146.4	625.9

Total income tax	1,061.2	1,139.8	1,061.9	1,209.3	634.4
Value added tax (VAT)	763.6	811.4	828.4	945.1	415.7
Land and building tax	33.3	27.2	32.5	27.1	14.2
Excises	221.9	246.1	226.4	244.2	144.0
Other taxes	9.7	10.5	8.7	7.8	71.1

Total domestic taxes	2,089.7	2,235.0	2,158.0	2,433.5	1,279.5

International trade taxes:
Import duties	50.9	57.4	53.0	52.9	32.2
Export tax	13.6	17.5	20.9	4.5	18.7

Total international trade taxes	64.5	74.9	73.9	57.4	50.9

Total tax revenues	2,154.2	2,309.9	2,231.8	2,490.9	1,330.4

	Year Ended December 31,				Eight Months Ended August 31,
	2023L	2024B	2024L	2025B	2025P

	(in trillions of Rupiah)
Non-tax revenues:
Natural resources:
Oil	87.4	80.5	78.0	89.0	57.7
Gas	28.8	29.6	32.7	32.0	7.3

Total oil and gas	116.2	110.2	110.6	121.0	65.0
General mining	129.1	85.8	107.8	87.5	70.3
Forestry	5.4	6.0	6.7	5.7	3.6
Fishery	0.6	3.5	1.0	1.6	0.6
Geothermal	2.8	2.2	2.8	2.2	1.1

Total non-oil and gas	138.0	97.5	118.3	97.0	75.6

Total natural resources	254.2	207.7	228.9	218.0	140.6

Profit transfer from SOEs	82.1	85.8	86.4	90.0	11.8	(1)
Other non-tax revenues	180.4	115.1	164.3	127.7	91.9
Public Service Agency (BLU) Income	95.9	83.4	104.7	77.9	62.5

Total non-tax revenues	612.5	492.0	584.4	513.6	306.8

Total domestic revenues	2,766.7	2,801.9	2,816.2	3,004.5	1,637.2

Grants	17.2	0.4	34.4	0.6	1.6

Total revenues and grants	2,783.9	2,802.3	2,850.6	3,005.1	1,638.7

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)

Profits of the SOEs held by BPI Danantara are being transferred to BPI Danantara rather than the Government. See “Privatization and Management of State-Owned Enterprises — BPI Danantara” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Sources of Government Revenues

Government revenues realization improved by 2.4% from Rp2,783.9 trillion in 2023 to Rp2,850.6 trillion in 2024, representing 101.7% of the 2024 budget Government revenues. In 2024, tax revenues realization was Rp2,231.8 trillion or an increase of 3.6% from Rp2,154.2 trillion in 2023, and non-tax revenues realization was Rp584.4 trillion or a decrease of 4.6% from Rp612.5 trillion in 2023, representing 96.6% and 118.8% of the 2024 budget figures, respectively.

Government revenues realization decreased by 7.8% from Rp1,777.3 trillion in the first eight months of 2024 to Rp1,638.7 trillion in the first eight months of 2025, representing 54.5% of the 2025 budget Government revenues target. In the first eight months of 2025, tax revenues realization was Rp1,330.4 trillion or a decrease of 3.6% from Rp1,379.8 trillion in the first eight months of 2024, and non-tax revenues realization was Rp306.7 trillion or a decrease of 20.1% from Rp384.1 trillion in the first eight months of 2024, representing 53.4% and 59.7% of the 2025 budget figures, respectively. The decrease in non-tax revenues was driven by lower ICP, fluctuations in oil and gas lifting, and a drop in coal production compared to the prior period. Additionally, following the creation of BPI Danantara, profit from SOEs is now being transferred to BPI Danantara rather than the Government.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31				Eight Months Ended August 31,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	412.7	484.4	464.9	521.5	351.9
Good and services expenditures	432.7	407.0	523.4	486.9	232.5
Capital expenditures	303.0	247.5	355.5	234.1	139.9
Interest payments:
Domestic debt	409.3	456.8	445.9	497.6	314.7
Foreign debt	30.6	40.5	42.5	55.2	28.9
Total interest payments	439.9	497.3	488.4	552.9	343.6
Subsidies:
Energy subsidies	164.3	189.1	177.6	203.4	108.0
Non-energy subsidies	105.3	96.9	115.1	104.5	41.4
Total subsidies	269.6	286.0	292.7	307.9	149.4
Grant expenditures	0.2	0.0	0.3	0.2	0.1
Social assistance(1)	156.9	157.3	154.9	140.1	101.1
Other expenditures	225.0	388.0	216.1	458.0	70.3

Total central Government expenditures	2,239.8	2,467.5	2,496.2	2,701.4	1,388.8

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	205.7	143.1	153.2	192.3	108.1
General allocation funds	398.0	427.7	429.2	446.6	303.3
Total general transfer funds	603.7	570.8	582.4	638.9	411.4
Specific allocation funds:
Physical special allocation fund	50.3	53.8	50.9	37.0	4.6
Non-physical special allocation fund	128.1	133.8	130.4	146.7	94.1
Grants to Regions(2)	2.9	0.5	2.2	1.6	0.1
Total specific allocation funds	181.4	188.1	183.5	185.2	98.8
Total balanced funds	785.0	758.9	765.9	824.2	510.2
Regional incentive fund	—	—	—	—	—
Specific autonomy funds(3)	17.2	18.3	18.3	17.5	6.9
Specific Fund for Special Region of Yogyakarta	1.4	1.4	1.4	1.2	0.8
Fiscal Incentives(4)	7.9	8.0	7.0	71.0	2.5
Total Transfer to Regions	811.5	786.6	863.5	913.9	571.5

	Year ended December 31				Eight Months Ended August 31,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Rural Fund	69.9	71.0	70.9	6.0	51.2

Total transfers to regions and Rural Fund	881.4	857.6	934.4	919.9	622.7

Total Government expenditures	3,121.2	3,325.1	3,359.8	3,621.3	1,960.3

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	In periods prior to 2023, this item was presented as “regional incentive fund.”

Government Expenditures

Total Government expenditures in 2024 reached Rp3,359.8 trillion or an increase of 7.6% from Rp3,121.2 trillion in 2023, representing 101.0% of the 2024 budget Government expenditures. This was primarily driven by the realization of central government expenditures which increased by 11.4% from Rp2,239.8 trillion to Rp2,496.2 trillion, representing 101.2% of the 2024 budget figure, partially offset by the decrease of 2.0% in transfer to regions and rural fund from Rp881.4 trillion to Rp863.5 trillion, representing 100.7% of the 2024 budget figure.

Total Government expenditures in the first eight months of 2025 reached Rp1,960.3 trillion or an increase of 1.5% from Rp1,930.3 trillion in the first eight months of 2024, representing 54.1% of the 2025 budget Government expenditures. In the first eight months of 2025, central Government expenditures were Rp1,388.8 trillion or an increase of 1.5% from Rp1,368.6 trillion in the first eight months of 2024, representing 51.4% of the 2025 budget figure. In the first eight months of 2025, transfer to regions and rural funds reached Rp571.5 trillion or an increase of 1.7% from Rp562.1 trillion in the first eight months of 2024, representing 62.1% of the 2025 budget figure.

Fuel Prices and Subsidies

The table below sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31				Eight Months Ended August 31,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	164.3	189.1	177.6	203.4	108.0
Non-energy subsidies	105.3	96.9	115.1	104.5	41.4

Total subsidies	269.6	286.0	292.7	307.9	149.4

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).

B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31				Eight Months Ended August 31,
	2023L	2024B	2024P	2025B	2025P

	(Percentages)
General public services	36.2	34.8	35.9	31.2	31.6
Defense	7.7	5.5	7.6	6.1	10.1
Public order and safety	8.6	7.7	9.2	7.7	9.6
Economic affairs	21.7	26.0	21.9	29.5	20.9
Environmental protection	0.6	0.6	0.6	0.4	0.3
Housing and community amenities	1.7	1.5	1.9	0.6	0.5
Health	4.4	4.0	4.0	3.8	4.2
Tourism and culture	0.2	0.1	0.2	0.1	0.1
Religion	0.5	0.5	0.5	0.5	0.6
Education	7.7	9.0	7.9	10.1	8.0
Social protection	10.8	10.3	10.3	10.0	14.1

Total	100.0	100.0	100.0	100.0	100.0

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for priority sectors for the periods indicated.

	Year ended December 31				Eight Months Ended August 31,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Education	503.8	665.0	569.1	724.3	346.9
Infrastructure	389.3	423.4	395.1	399.3	N/A
Energy Subsidy	164.3	189.1	177.6	203.4	108.0
Health	183.2	187.5	194.4	218.5	114.3

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31				Eight Months Ended August 31,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	308.2	666.4	450.7	642.6	431.3
Loans
Domestic loans (net)	14.6	(0.6)	15.0	5.2	(0.1)
Foreign loans:
Gross drawings:
Program loan	83.0	30.0	60.0	80.0	34.4
Project loan	79.7	37.8	119.7	136.5	59.8
Total gross drawing	162.7	67.8	179.8	216.5	94.2
Amortization	(81.5)	(85.5)	(87.5)	(88.4)	(61.8)
Total foreign loan (net)	81.2	(17.7)	92.3	128.1	32.4
Total loans (net)	95.8	(18.4)	107.3	133.3	32.4

Total debt financing	404.0	648.1	558.1	775.9	463.7

Investment financing
Investment to SOEs	(42.1)	(30.7)	(35.2)	(22.7)	—
Investment to other institutions	—	(10.0)	(5.0)	—	—
Investment to public service agencies	(52.5)	(41.2)	(23.1)	(36.8)	—
Investment in financial organizations/institutions	(1.6)	(1.9)	(2.0)	(1.8)	(1.9)
Revenue of investment	26.8	—	22.9	—	2.7
Government’s Investments	(20.5)	(13.7)	(17.0)	(18.8)	(40.9)
Others investment financing	—	(65.7)	—	(55.0)	—
Investment financing reserves	—	(13.0)	—	(19.4)	—

Total investment financing	(89.9)	(176.2)	(59.3)	(154.5)	(40.1)

Lending	4.5	(0.3)	(0.2)	(5.4)	1.5
Government guarantee	(0.3)	(0.8)	(1.5)	—	—
Other financing	38.5	52.0	57.8	0.3	0.5

Total financing (net)	356.7	522.8	554.9	616.2	425.7

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Revenues

The following table sets forth the revenues of the Government as (i) audited 2023 revenue as a percentage of the 2023 GDP at current prices and (ii) audited 2024 revenue as a percentage of the preliminary 2024 GDP at current prices, respectively.

Government Revenues

	2023 LKPP Audited	2024 LKPP Audited
	(percentage of 2023 GDP)	(percentage of 2024 GDP)
Total revenues and grants (in trillions of Rupiah)	2,783.9	2,850.6
Domestic revenue:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.33	0.29
Non-oil and gas	4.75	4.50

Total income tax	5.08	4.80
Value added tax (VAT)	3.65	3.74
Land and building tax	0.16	0.15
Excises	1.06	1.02
Other taxes	0.05	0.04

Total domestic taxes	10.00	9.75
International trade taxes:
Import duties	0.24	0.24
Export tax	0.07	0.09

Total international trade taxes	0.31	0.33

Total tax revenue	10.31	10.08

Non-tax revenues:
Natural resources:
Oil	0.42	0.35
Gas	0.14	0.15

Total oil and gas	0.56	0.50
General Mining	0.62	0.49
Forestry	0.03	0.03
Fishery	0.00	0.00
Geothermal	0.01	0.01

Total non-oil and gas	0.66	0.53

Total natural resources	1.22	1.03

Profit transfer from SOEs	0.39	0.39
Other non-tax revenues	0.86	0.74
Public Service Agency (BLU) Income	0.46	0.47

Total non-tax revenues	2.93	2.64

Total domestic revenues	13.24	12.72
Grants	0.08	0.16

Total Revenues and Grants	13.32	12.88

Source:   Ministry of Finance

Government Expenditures

The following table sets forth the expenditures of the Government as (i) audited 2023 expenditures as a percentage of the 2023 GDP at current prices and (ii) audited 2024 expenditure as a percentage of the preliminary 2024 GDP at current prices, respectively.

Government Expenditure

	2023 LKPP Audited	2024 LKPP Audited
	(percentages of 2023 GDP)	(percentages of 2024 GDP)
Total expenditures (in trillions of Rupiah)	3,121.2	3,359.8
Central Government expenditures:
Personnel expenditures	1.98	2.10
Good and services expenditures	2.07	2.36
Capital expenditures	1.45	1.61
Interest payments:
Domestic debt	1.96	2.01
Foreign debt	0.15	0.19
Total interest payments	2.11	2.21
Subsidies:
Energy subsidies	0.79	0.80
Non-energy subsidies	0.50	0.52
Total subsidies	1.29	1.32
Grant expenditures	0.00	0.00
Social assistance(1)	0.75	0.70
Other expenditures	1.08	0.98

Total central Government expenditures	10.72	11.28

Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.98	0.69
General allocation funds	1.91	1.94

Total general transfer funds	2.89	2.63
Specific allocation funds:
Physical special allocation fund	0.24	0.23
Non-physical special allocation fund	0.61	0.59
Grants to region	0.01	0.01

Total specific allocation funds	0.87	0.83

Total balanced funds	3.76	3.46
Specific autonomy funds(2)	0.08	0.08
Specific Fund for Special Region of Yogyakarta	0.01	0.01
Fiscal Incentive(3)	0.03	0.03

Total transfer to Regions	3.88	3.90
Rural Fund	0.33	0.32

Total transfer to regions and rural fund	4.22	4.22

Total Government expenditures	14.94	15.18

Source:   Ministry of Finance

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.
(3)	It is the regional incentive fund before 2023.

Government Deficit Financing

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2023 deficit financing as a percentage of the 2023 GDP at current prices and (ii) audited 2024 deficit financing as a percentage of the preliminary 2024 GDP at current prices, respectively.

Government Deficit Financing

	2023 LKPP Audited	2024 LKPP Audited
	(percentages of 2023 GDP)	(percentages of 2024 GDP)
Total financing (net) (in trillions of Rupiah)	356.7	554.9
Debt financing
Government securities (net)	1.48	2.04
Loans
Domestic loans (net)	0.07	0.07
Foreign loans:
Gross drawings:
Program loan	0.40	0.27
Project loan	0.38	0.54

Total gross drawing	0.78	0.81
Amortization	(0.39)	(0.40)

Total foreign loan (net)	0.39	0.42
Total loans (net)	0.46	0.48

Total debt financing	1.93	2.52

Investment financing
Investment to SOEs	(0.20)	(0.16)
Investment to other institutions	(0.00)	(0.02)
Investment to public service agencies	(0.25)	(0.10)
Investment in financial organizations/institutions	(0.01)	(0.01)
Revenue of investment	0.13	0.10
Government’s investments	(0.10)	(0.08)
Others investment financing	—	—
Investment financing reserves	—	—

Total investment financing	(0.43)	(0.27)

Lending	0.02	(0.00)
Government guarantee	(0.00)	(0.01)
Other financing	0.18	0.26

Total financing (net)	1.71	2.51

Source:  Ministry of Finance

Public Debt

As of June 30, 2025, the central Government’s foreign debt-to-GDP ratio was 12.0%, with a foreign debt to total debt ratio of 28.7%.

External Public Debt of the Republic

External public debt of the Republic consists of central Government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI and SRBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI and SRBI are not reflected in the Government debt discussions herein. See “Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this report, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of August 31,
	2024P	2025P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	37.0	39.3
Bilateral creditors	16.6	17.3
Commercial(2)	102.7	106.4

Total	156.3	163.0

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	11.4%	12.0%

Source:  Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of August 31, 2025, 65.2% and 34.8% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of August 31, 2025 was U.S.$163.0 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of August 31,
	2024P	2025P

	(in billions of U.S. dollars)
Bilateral loans	16,627	17,327
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	21,247	21,008
Asian Development Bank	11,183	11,520
Islamic Development Bank	1,361	1,336
Nordic Investment Bank	5	5
European Investment Bank	—	—
International Fund for Agricultural Development	289	289
Asian Infrastructure Investment Bank	2,918	2,915
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	37,003	37,074

Total loans	53,630	54,401

Source: Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of August 31,
	2024P		2025P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	111,511	111,511	109,943	109,943
Japanese yen	2,605,730	17,133	2,272,580	15,459
Euros	22,052	26,026	27,783	32,441
SDR	314	241	118	161
British pounds	—	—	—	—
Others	Multiple Currencies	1,374	Multiple Currencies	4,972

Total	N/A	156,285	N/A	162,977

Source: Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of August 31, 2025, 67.5%, 9.5%, 19.9% and 3.1% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including SDR), respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2023R	11.8	5.6	17.5
2024R	11.8	6.4	18.2
2025*	14.3	6.4	20.8
2026**	13.6	6.1	19.7
2027**	16.5	5.6	22.1

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to August 31, 2025 and (ii) projected principal and interest payments to be made from September 1, 2025 to December 31, 2025 based on external debt outstanding as of August 31, 2025.

**	Projected based on external debt outstanding as of August 31, 2025.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of July 31,
	2024P	2025P

	(in millions of U.S. dollars)
Multilateral	8,393	8,761
Commercial(2)	—	—

Total	8,393	8,761

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of July 31, 2025, the external debt of Bank Indonesia amounted to U.S.$8.8 billion, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2023P	0.0	174	174
2024P	0.0	196	196
2025*	0.0	272	272

Source: Bank Indonesia.

P	Preliminary
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to July 31, 2025 and (ii) projected principal and interest payments to be made from August 1, 2025 to December 31, 2025 based on external debt outstanding as of July 31, 2025.

(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2025, as of July 31, 2025.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “— Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of July 31,
	2024P	2025P

	(in millions of U.S. dollars)
Financial institutions:
Bank	7,326	6,902
Non-bank	1,271	1,244
Total financial institutions	8,596	8,146
Non-financial institutions	35,788	34,505

Total	44,384	42,651

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “— Public Debt — Contingent Liabilities from Government Guarantees.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,	As of August 31,
	2024P	2025P

	(in trillions of Rupiah)
Total domestic public debt(1)	6,278.8	6,650.5

Source: Ministry of Finance.

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2023R	444.5	354.5	799.0
2024R	531.6	387.7	919.3
2025*	664.1	406.8	1,070.9
2026*	719.6	403.9	1,123.5
2027**	676.7	362.0	1,038.7

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to August 31, 2025 and (ii) projected principal and interest payments to be made from July 1, 2025 to December 31, 2025 based on external debt outstanding as of August 31, 2025.

**	Projected based on external debt outstanding as of August 31, 2025.

Contingent Liabilities from Government Guarantees

As of August 31, 2025, the Government had provided infrastructure guarantees of Rp379.7 trillion, an increase from active guarantees of Rp372.2 trillion as of December 31, 2024.

As of August 31, 2025, the Government had accumulated Rp13.7 trillion in the guarantee reserve fund account.

The guarantee that the Government provided to infrastructure projects included:

•

full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with a total capacity of 10,000 MW and the associated transmission lines under the ‘Fast Track I’ program. The outstanding guarantee for this program amounted to Rp0.2 trillion;

•

business viability guarantees for independent power producers, ensuring PT PLN’s ability to fulfill its financial obligations under power purchase agreements related to the ‘Fast Track II’ program. The guarantee for this program amounted to Rp65.2 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure, together with business viability guarantees, under a 35 GW program. The outstanding guarantee for this program amounted to Rp92.0 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. The outstanding guarantee for this program amounted to Rp53.1 trillion;

•

partial default risk guarantees for loans to local government-owned water companies in connection with the Millennium Development Goals in water provision. The outstanding guarantee for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several toll road sections (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee for this program amounted to Rp110.5 trillion;

•	full default risk guarantees relating to PT Hutama Karya’s loans and bonds for the construction of Sumatera Toll Roads. The outstanding guarantee for this program amounted to Rp26.3 trillion;

•	full default risk guarantees relating to PT Kereta Api Indonesia’s loans for the construction of rail transport projects. The outstanding guarantees for this program amounted to Rp22.6 trillion;

•	guarantee for local infrastructure financing through PT SMI. The outstanding guarantees for this program amounted to Rp0.3 trillion; and

•

full default risk guarantees relating to PT Kereta Api Indonesia’s loans for the construction of the Jakarta-Bandung high-speed rail. The outstanding guarantees for this program amounted to Rp8.8 trillion.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

	Rupiah per U.S. dollar
	End of period	Period average

2020	14,050	14,525
2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247
2024	16,095	15,841
January 2025	16,300	16,256
February 2025	16,580	16,342
March 2025	16,560	16,587
April 2025	16,600	16,813
May 2025	16,290	16,409
June 2025	16,235	16,297
July 2025	16,455	16,278
August 2025	16,490	16,305
September 2025	16,665	16,517

Source: Bank Indonesia

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,		As of August 31,
	2024		2025

	(in millions of U.S. dollars, except for months)
Gold	6,602		8,819
SDRs	7,236		7,594
Reserve position with the IMF	1,034		1,086
Foreign exchange and others	140,848		132,345

Total	155,719		150,709

Total as number of months of imports and Government external debt repayments	6.5	P	6.1	P

Source: Bank Indonesia.

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of August 31, 2025, official international reserves position was U.S.$150.7 billion, equivalent to 6.1 months of imports and servicing government’s external debt. This is well above the international adequacy standard of around three months of imports.

Regional Swap Arrangements of the Republic

As September 30, 2025, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,		As of June 30,
	2024P		2025P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.8		39.9
Debt service to GDP ratio	5.5	(1)	3.0	(2)
Total public debt of the central Government (in billions of U.S.$) (3)	545.5		563.0
—% in Loans	12.3		12.7
—% in Bonds	87.7		87.3

Source:  Ministry of Finance, Bank Indonesia.

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Calculated as debt service for 2024 divided by 2024 GDP at current prices.
(2)

Calculated as debt service for the six months to June 30, 2025, divided by GDP at current prices for the twelve months to June 30, 2025 (comprising the second half of 2024 and the first half of 2025), as reported by BPS.

(3)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of June 30, 2025, the central Government’s debt-to-GDP ratio was 39.9%, with U.S.$563.0 billion of total public debt of the central Government, of which 12.7% was in loans and 87.3% was in bonds.